Exhibit 99.05

SoftNet Technology Divests Ownership of SoftNet International GmbH
Monday July 24, 3:01 pm ET

CRANFORD, N.J., July 24, 2006 (PRIMEZONE) -- SoftNet Technology Corp. (OTC BB:STTC.OB - News) (German WKN#:A0B7RZ) is pleased to announce that the consolidation of STTC's business operations is now just about complete with the sale of SoftNet International GmbH to Alexander Holtermann. Mr. Holtermann repurchased the German subsidiary by returning 5 million shares of SoftNet Technology Class A Common stock.

All documents necessary to complete this transaction have been signed by all of the parties to the transaction. The last document, a Certificate of Incumbency has been sent to the Secretary of State of New Jersey to certify the Certificate of Incumbency's authenticity and will then be sent to legal counsel in Frankfurt, Germany as required by German law. This will complete the effort to rid SoftNet of nonessential and nonperforming business operations.

SoftNet, however, recognizing the vitality of the global marketplace, will not limit operations to the United States as international expansion has already been put into place with SoftNet currently performing work in Canada. Current President and Chief Operating Officer, Kevin Holt, has led expansion into international markets for previous corporations that he was involved in, and will do the same for SoftNet Technology. These expansion plans will be evaluated in the coming weeks and months and will be strategically implemented in an organized and well thought out manner.

As a significant step towards maximizing internal synergies and brand-building efforts, as of July 1, 2006, all the technical steps were taken and the proper filings were completed officially merging Indigo Technology Services, Inc. (a wholly owned subsidiary of SoftNet) into SoftNet. Accordingly, all continuing operations of the Company will be conducted under the name SoftNet Technology. There are additional corporate actions that will be instituted in the coming weeks that will prepare SoftNet for sustainable growth and with a view to eventually listing the company on a United States Listed Exchange.

"We have now completed the majority of the required corporate actions we felt were necessary to take this company into the future and allow for management to build shareholder value,'' said Mr. James M. Farinella, CEO of SoftNet Technology. ``We can now focus our energies on growing SoftNet organically and through strategically planned acquisitions."

Please visit our website at http://www.softnettechnology.com for more information or for Investor Relations, the company directly at 866-898-4842 (local - 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact:
                    SoftNet Technology
                    James M. Farinella, CEO
                    (866) 898-4842
                    (908) 204-9911
                    www.softnettechnology.com